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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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                       Wallace Computer Services
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                (Name of Registrant as Specified In Its Charter)

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[Logo] Wallace


October 29, 1996

Dear Shareholder:

As an institutional investor, you are no doubt aware that the annual meeting for Wallace Computer Services will be held next Wednesday, November 6. You have also likely spent some time considering two by-law proposals by Mr. Wyser-Pratte, and have heard him espouse his views on shareholder rights.

Whether or not you generally support expanding shareholders' voices in corporate affairs, the tender offer by-law proposal put forth by Wyser-Pratte goes too far, and is not in the best interests of you or any other shareholder except the arbitrageurs. Consider the likely scenarios and outcome of a hostile takeover attempt if Wyser-Pratte's tender offer by-law is adopted:

    -- Wyser-Pratte's 90-day, drop-your-gloves clause destroys the Board's negotiating power. A hostile bidder would have absolutely no incentive to negotiate or reason to raise its offer. The bidder could stonewall any negotiating attempts by the Board, knowing that it merely has to wait 90 days to buy the company at a lower price than the Board could negotiate.

    -- Wyser-Pratte's proposed by-law sets an artificially low premium hurdle of 25%. This condition, along with the 90-day termination clause, effectively assures that Wallace shareholders would receive only a 25% premium, AND NOTHING MORE, even though the average takeover premium for the industry is higher, and Wallace is recognized by analysts as one of the standouts in the industry.

    -- The by-law is unworkable from the perspective of maximizing shareholder value because the 90-day time limit is inadequate. The Board, even if determined to seek a high offer, would be unable to effectively negotiate the sale of the company and at the same time solicit proxies to enable them to continue to do so.



INFORMATION MANAGEMENT PRODUCTS, SERVICES, SOLUTIONS.

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    --   This by-law proposal would make it practically impossible to keep the company independent, even if that were the best alternative for shareholders. Wyser-Pratte says that the Board can try to "convince" shareholders that remaining independent is right. However, to do this, the Board would almost certainly have to disclose confidential information about future strategies and prospects that would harm the company and benefit competitors.

         For example, a major software application might be in development and a year away from introduction. The Board could not reveal this information to shareholders without destroying its competitive advantage and all future earnings and shareholder value that would be generated. Similarly, any acquisitions, strategic alliances or major new customers in development would be equally compromised.


The net effect of this by-law is that if a hostile offer is made, the company is very likely to be sold, and SOLD CHEAP, substantially below full value and without an appropriate control premium for you.

Wyser-Pratte is only interested in his own agenda, not generating full, fair value for all investors. Think about his motives for this proxy battle and the by-law changes he has put forward. He wants you to vote for these proposals to give him and his fellow takeover speculators MORE POWER AND CONTROL in hostile takeovers.

Arbitrageurs actively talk among themselves and often vote as one block. Wyser-Pratte knows that other investors are less structured in their approach to tender offers, and less homogenous in their voting and tendering. Based on that, Wyser-Pratte knows that this by-law proposal, if adopted, will give him and his fellow speculators a significant advantage in a takeover fight. This is particularly true since Wyser-Pratte's proposal permits a takeover bidder to vote all of its shares against the company's continued resistance. Thus a takeover bidder with a substantial holding in the company's stock could, along with the arbitrageurs, force a sale of the company whether or not it was advantageous to the other shareholders.


We request that you do not vote for Wyser-Pratte's nominees and his by-law proposals. If you have already done so and hold you shares in the name of a bank, broker or other nominee, please direct the party responsible for your accounts to vote the WHITE proxy card as recommended by management.


Sincerely,


/s/ Ted Dimitriou                 /s/ Bob Cronin
-----------------                ----------------
  Ted Dimitriou                    Bob Cronin
Chairman of the Board            President and CEO